011 Tax Exempt Income Fund, annual report
03/31/09

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:



72DD1 	Class A		 26,998
		Class B		 505
		Class C		 364


72DD2	Class M		 116
		Class Y		 48



73A1		Class A		 0.194246
		Class B		 0.173976
		Class C		 0.163346

73A2		Class M		 0.183842
		Class Y		 0.202589

74U1		Class A		 135,029
		Class B		 2,572
		Class C		 2,357

74U2		Class M		 594
		Class Y		 296

74V1		Class A		 7.73
		Class B		 7.73
		Class C		 7.74

74V2		Class M		 7.75
		Class Y		 7.74

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.